Exhibit 10.27

STATE OF NORTH CAROLINA

FIRST AMENDMENT TO LEASE

COUNTY OF DURHAM

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of the 20th day of December, 1999, by and between PETULA ASSOCIATES, LTD., an Iowa corporation and PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation as tenants-in-common, (collectively “Landlord”) and CLINICAL TRIALS SUPPORT SERVICES, INC., a North Carolina corporation (“Tenant”).

WITNESSETH

A.           Landlord and Tenant entered into a lease dated as of November 3, 1999 (the “Existing Lease”) for the occupancy of approximately 8,080 rentable square feet of space (the “Original Premises”) on the second floor in the Canterbury Hall Building (the “Building”) in the Imperial Center Business Park, Durham, North Carolina, as more particularly described in the Lease.

B.            Landlord and Tenant desire to amend the terms of the Lease (i) expand the Original Premises to include approximately 4,664 rentable square feet of space (the “Expansion Space”) on the third floor of the Building (as shown on the floor plan attached hereto as Exhibit A and incorporated herein by reference) so that the Original Premises when combined with the Expansion Space shall contain approximately 12,744 rentable square feet (the “Combined Premises”), (ii) to address the amortization of an additional construction allowance provided by Landlord to Tenant to finance the construction of the Tenant Improvements in the Expansion Space, and (iii) to change certain other terms and conditions of the Existing Lease. For purposes hereof, the Existing Lease as amended by this Amendment is referred to as the “Lease”.

NOW, THEREFORE, in consideration of the premises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Existing Lease on the terms set forth below. The terms used but not defined herein shall have the meaning set forth within the lease.

1.             Expansion Space.  Effective as of the Expansion Space Commencement Date (as hereinafter defined), Landlord agrees to lease to Tenant, and Tenant hereby agrees to lease from Landlord and occupy under the terms of the Original Lease as herein amended, the Expansion Space.

2.             Term.  Beginning as of the earliest of: (a) the date Tenant, or any person occupying any portion of the Expansion Space with Tenant’s permission, commences business operations from the Expansion Space, or (b) the first (1st) business day following the date of

Landlord’s delivery of the Expansion Space with the Expansion Space Improvements (as hereinafter defined) completed in substantial accordance with the preliminary plans and specifications attached hereto as Exhibit B (the “Expansion Plans”) or the date upon which Landlord would have so delivered the Expansion Space to Tenant but for delays within the control of Tenant or Tenant’s invitees, which date shall hereafter be referred to as the “Expansion Space Commencement Date”) and continuing throughout the Term of the Lease, the Expansion Space shall be deemed a part of the Original Premises. Accordingly, on and after the Expansion Space Commencement Date, any reference in the Lease to the Premises shall be deemed to mean the Combined Premises. Notwithstanding the foregoing, if Landlord, for any reason whatsoever, cannot deliver possession of the Expansion Space to Tenant on or before the Expansion Space Commencement Date as above-specified, the Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damages resulting therefrom; but in that event, except to the extent that any such delay(s) have been caused by Tenant or Tenant’s Invitees, the Expansion Space Commencement Date shall be adjusted to be the date when Landlord does in fact deliver possession of the Expansion Space to Tenant in accordance with the terms hereof.

3.             Rental.  Beginning as of the Expansion Space Commencement Date and continuing throughout the Term, Tenant shall pay to Landlord Minimum Rental on the Combined Premises in accordance with the Minimum Rental Schedule set forth below. Accordingly, as of the Expansion Space Commencement Date, the schedule of Monthly Rent and Annual Rent amounts set forth in said Section l(g) of the Lease shall be deleted in its entirety and the following schedule shall be substituted in lieu thereof:

Period	Rate	Monthly Rent	Annual Rent

Expansion Space	$17.25 per r.s.f.	$18,319.50	$219,834.00
Commencement Date - 12/31/00

01/01/01-12/31/01	$17.75 per r.s.f.	$18,850.50	$226,206.00

01/01/02-12/31/02	$18.25 per r.s.f.	$19,381.50	$232,578.00

01/01/03-12/31/03	$18.75 per r.s.f.	$19,912.50	$238,950.00

01/01/04-12/31/04	$19.25 per r.s.f.	$20,443.50	$245,322.00

If the Expansion Space Commencement Date falls on a day other than the first day of the month, Tenant shall make a pro rata payment for the remainder of said month on the Expansion Space Commencement Date and make regular payments on the first day of the following month and for each month thereafter throughout the Lease Term including any prorated payment for any partial month at the end of the Lease Term.

4.             Operating Expense Stop. The Operating Expense Stop as set forth in Section 1(h) shall continue to be the calendar year 2000 for the Combined Premises..

5.             Additional Rent.  Pursuant to the provisions of Section 1(i), Tenant’s Proportionate Share shall be revised as of the Expansion Space Commencement Date to be 28.9% (12,744 ÷ 44,161) to reflect the addition of the Expansion Space to the Original Premises.

6.             Security Deposit.  Effective as of the date hereof, the amount of the Security Deposit set forth in Section 1(1) shall be increased and restated to be Eighteen Thousand Five Hundred and No/100 Dollars ($18,500.00) and contemporaneously with its execution of this Amendment, Tenant shall pay an additional Security Deposit to Landlord in an amount equal to Seven Thousand and No/100 Dollars ($7,000.00).

7.             Expansion Space Allowance.  Provided no Event of Default has occurred and is continuing hereunder, Landlord shall supervise the design and construction of the Tenant’s initial, permanent improvements in the Expansion Space (the “Expansion Space Improvements”) in accordance with the Expansion Plans. Landlord shall contribute up to Seven and No/100 Dollars ($7.00) per rentable square foot of the Expansion Space (the “Expansion Space Allowance”) for the design, construction and installation of the Expansion Space Improvements and for the payment to Landlord of a construction management fee equal to five percent (5%) of the total cost of constructing the Expansion Space Improvements (the “Construction Management Fee”); provided, however, in no event shall the Expansion Space Allowance be used for any costs associated with Tenant’s personal property, equipment, trade fixtures or other items of a non-permanent nature installed in the Expansion Space, including without limitation, telephone and data cable lines. The aggregate amount of all sums to be paid by Landlord to Tenant as the Expansion Space Allowance shall not in any event exceed the sum of Thirty-Two Thousand Six Hundred Forty Eight and No/100 Dollars ($32,648.00). In the event that either prior to the commencement of the installation of the Expansion Space Improvements or at any time during or following the installation of the Expansion Space Improvements, the cost of the Expansion Space Improvements exceeds the Expansion Space Allowance or Tenant requests any change to the aforementioned Expansion Plans which has resulted or might result in an increase in the cost of the installation of such Expansion Space Improvements so that the cost exceeds the Expansion Space Allowance, then Tenant shall, subject to the Additional Allowance, promptly deliver the necessary funds to defray such excess cost to Landlord no later than fifteen (15) days after Landlord demands same. Any savings or unused portion of the Expansion Space Allowance after the Expansion Space Improvements are completed shall be retained by Landlord.

8.             Additional Construction Allowance. In addition to the Expansion Space Allowance, Landlord has agreed to provide Tenant at Tenant’s election, with an additional improvement allowance in an amount up to Nine Thousand Three Hundred Twenty-Eight and No/100 Dollars ($9,328.00) (the “Additional Allowance”) for the design, construction and installation of the Expansion Space Improvements and payment of the Construction Management Fee. Tenant shall repay the full amount of the Additional Allowance, together with interest thereon at a rate equal to twelve percent (12%) per annum, to Landlord as additional rent under the Lease in equal monthly, self amortizing payments throughout the Term. Accordingly, in addition to all other amounts due and payable by Tenant under the Lease, commencing as of the Expansion Space Commencement Date, Tenant shall pay additional monthly rent to Landlord in an amount equal to Two Hundred Twelve and 40/100 Dollars ($212.40) per month throughout the Term. Such additional amount shall be deemed Rent for purposes of the Lease and shall be subject to acceleration in the event of a default by Tenant under the Lease. All other terms and conditions applicable to the disbursement of the Allowance shall apply to the disbursement of the Additional Allowance.

9.             Option Minimum Rental.  Exhibit E to the Lease is hereby amended to reflect the revised Monthly and Annual Rent amounts as follows:

Period	Rate	Monthly Rent	Annual Rent
01/01/05 – 12/31/05	$19.75	$20,974.50	$251,694.00
01/01/06 – 12/31/06	$20.25	$21,505.50	$258,066.00
01/01/07 – 12/31/07	$20.75	$22,036.50	$264,438.00
01/01/08 – 12/31/08	$21.25	$22,567.50	$270,810.00
01/01/09 – 12/31/09	$21.75	$23,098.50	$277,182.00

10.           Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Lease are hereby ratified, confirmed and continued in full force and affect.

IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be executed under seal as of the date and year first above written.

LANDLORD:

PETULA ASSOCIATES, LTD.,
an Iowa corporation

	By:	/s/ Bill Bramwell
ATTEST:	Name:	Bill Bramwell
/s/ Ronald B. Franklin	Title:	Vice President
Vice President & Secretary	Date:	1/4/2000

[CORPORATE SEAL]

PRINCIPAL LIFE INSURANCE COMPANY,
an Iowa corporation

	By:	PRINCIPAL CAPITAL MANAGEMENT,
LLC, a Delaware limited liability company,
Its authorized agent

	By:	Bill Bramwell	(SEAL)
	Name:	Bill Bramwell
	Title:	Director C.R.E. Equity
	Date:	1/4/2000

TENANT:

CLINICAL TRIALS SUPPORT SERVICES, INC.

ATTEST:	NAME:	/s/ Jan Blethen
	TITLE:	President
/s/ Tracy A. Blethen	Date:	12/20/99
Assistant Secretary
[CORPORATE SEAL]

EXHIBIT A

FLOOR PLAN

Exhibits are available upon request